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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Revett Minerals Inc.

We consent to the incorporation by reference in the registration statement (No. 333-163225) on Form S-8 of the Company of our report dated February 5, 2010, with respect to the consolidated balance sheets of Revett Minerals Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009 which report appears in the December 31, 2009 annual report on Form 10-K of Revett Minerals Inc.

Our report dated February 5, 2010, contains an explanatory paragraph that states that continuing losses and negative working capital raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

//s// KPMG LLP

Chartered Accountants

Vancouver, Canada
March 19, 2010

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